UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

HPEV, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8875 Hidden River Parkway Tampa, Florida	33637
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 975-7467

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2014 HPEV, Inc. (the "Company") and Mark M. Hodowanec entered into an employment agreement pursuant to which Mr. Hodowanec was appointed as the Chief Technical Officer of the Company. Pursuant to said agreement, Mr.  Hodowanec is entitled to an annual salary of $175,000, which will increase to $210,000 with the achievement of the full commercialization of the 25/50KW MG. The base salary will also increase (i) $20,000 per month upon the Company generating $100,000 in revenue or an additional $1 million in financing after February 14, 2014; (ii) to $25,000 per month upon the Company achieving profitability; and (iii) to $30,000 per month upon the Company maintaining profitability for four consecutive quarters.

Although the employment by the Company is at will, if Mr. Hodowanec is terminated without cause by the Company, he will be entitled to a severance payment equal to two year’s salary. If there is a change of control of the Company and as a result Mr. Hodowanec is terminated without cause, such severance payment shall be made upon the consummation of the event.

The foregoing summary of the terms of the agreement with Mr. Hodowanec is qualified in its entirety by reference to the full text of the agreement which is filed herewith as exhibit 10.40.

Mr. Hodowanec, age 49, was a program manager and lead engineer for Curtiss-Wright from September 2006 through February 2014. From May 2004 through September 2006 he operated his own consulting firm, MMH Consulting, assisting R&D & product development companies develop custom motors solutions. From September 2004 through October 2005, Mr. Hodowanec worked at Wavecrest Laboratories. From May 1994 through February 2004 Mr. Hodowanec was at Siemens Energy & Automation. Mark M. Hodowanec received a B.S. and M.S. degree in mechanical engineering from the University of Akron, Akron, OH, and an MBA from Xavier University, Cincinnati OH.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.40	Employment Agreement dated February 14, 2014 between HPEV, Inc. and Mark Hodowanec

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HPEV, INC.
(Registrant)

Date: February 20, 2014	By:	/s/ Timothy Hassett
Timothy Hassett
Chairman and CEO (Principal Executive Officer)

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